Exhibit 99.1

First BanCorp Reports Financial Results for the First Quarter Ended March 31, 2011

SAN JUAN, Puerto Rico--(BUSINESS WIRE)--May 6, 2011--First BanCorp (the “Corporation”) (NYSE: FBP), the bank holding company for FirstBank Puerto Rico (“FirstBank” or “the Bank”), today reported a net loss of $28.4 million for the first quarter of 2011, compared to a net loss of $251.4 million for the fourth quarter of 2010 and a net loss of $107.0 million for the first quarter of 2010. When compared to the fourth quarter of 2010, the current quarter reflected a reduction of $107.6 million in the provision for loan and lease losses as the previous quarter included a $102.9 million charge to the provision for loan and lease losses associated with the loans transferred to “held for sale” for the previously announced sale transaction that improved the Corporation’s risk profile. The other significant change in the current quarter was a reduction of $89.8 million in the income tax expense primarily related to the incremental $93.7 million charge to the valuation allowance of the Corporation’s deferred tax asset recorded in the fourth quarter of 2010.

2011 First Quarter Highlights compared with 2010 Fourth Quarter:

●	Net loss of $28.4 million, or $1.66 loss per common share, down from a net loss of $251.4 million, or $12.67 loss per common share.

●
Realized a gain of $18.7 million on the sale of $330 million of U.S. agency mortgage-backed securities and a gain of $5.3 million related to the bulk sale of $236 million of performing residential mortgage loans, both consistent with deleveraging strategies.

●	Non-interest expenses decreased $4.6 million, or 5%.

●	Net interest margin improved 6 basis points to 2.83%.

●	Net interest income decreased $5.8 million reflecting a decline in average earning assets.

●	Improved Credit Quality metrics:

●	Total non-performing loans decreased $159.8 million, or 11%, to $1.24 billion from $1.40 billion.

●
Provision for loan and lease losses decreased $107.6 million to $88.7 million from $196.3 million. Excluding the impact of the loan sale transaction, the provision decreased to $88.7 million, down from $93.4 million for the fourth quarter of 2010.

●
Net charge-offs declined $171.8 million to $80.1 million, or an annualized 2.74% of average total loans. Excluding the impact of $165.1 million of the loan sale transaction-related charge-offs included in the 2010 fourth quarter, first quarter 2011 net charge-offs declined $6.7 million, or 8%.

●	Allowance for loan losses to total loans of 5.06%, up from 4.74%.

●	Allowance to non-performing loans coverage ratio of 45.55%, up from 44.64%.

●	Balance sheet deleveraging:

●	Total assets decreased $489.0 million, or 3%, to $15.1 billion primarily related to the sale of residential mortgage loans and investment securities.

●	Brokered certificates of deposit (CDs) decreased by $538.1 million, or 9%.

●	Capital ratios:

●	Total capital, Tier 1 capital and Leverage ratios were 11.97%, 10.65% and 7.78%, respectively, compared to 12.02%, 10.73% and 7.57%, respectively.

●
Regulatory Total, Tier 1 and Leverage ratios for FirstBank were 11.71%, 10.40% and 7.60%, respectively, up from 11.57%, 10.28%, and 7.25%, respectively. All ratios as of March 31, 2011 were above target ratios included in the Capital Plan.

●	4.82% Tier 1 common risk-based capital ratio, down from 5.01%.

●	3.71% tangible common equity ratio, down from 3.80%.

●	Improvements in the Bank’s franchise:

●
Investments in First Bank’s institutional brand and a strong retail and commercial banking network contributed to deposit customers growing by more than 2% and a $177.3 million increase in core deposits since December 2010, while reducing overall deposit cost.

●	Expansion of Bank’s offerings in Electronic Banking for both retail and commercial customers, new cash management customers and POS products.

Aurelio Alemán, President and Chief Executive Officer of First BanCorp, commented, “Our first quarter results demonstrated progress in executing our capital plan and implementing the Corporation’s key operating strategies; improving asset quality, reducing loan exposure on riskier loan categories, managing operating expenses and improving the mix of deposits. The narrower loss was driven by lower provision for loan and lease losses and credit-related costs. Both charge-offs and total non-performing loans were reduced in this past quarter, accompanied by a reduction in the size of the loan portfolio. In addition, the allowance for loan losses to total loans further strengthened. Improving asset quality continues to be our key priority.”

Mr. Alemán added, “We continued focusing our efforts in enhancing our core banking business. Core deposits grew as the Bank reduced brokered deposit balances. We experienced further loan demand, providing the Bank opportunities to lend both profitably and prudently, and we continue to proactively manage expenses and implement initiatives towards achievement of additional operational efficiencies.”

“Our management team continued the implementation of the capital plan strategies throughout the quarter. We amended the agreement with the U.S. Treasury to extend to October 7, 2011, the date by when the Corporation is required to complete an equity raise in order to compel conversion of the Series G Preferred Stock into shares of common stock. Additionally, the Corporation continued its discussions with a number of entities, including private equity firms, in order to complete a capital raise,” concluded Mr. Alemán.

The following table provides a reconciliation of the loss per common share for the quarters ended March 31, 2011, December 31, 2010 and March 31, 2010:

(In thousands, except per share information)	Quarter Ended
	March 31,	December 31,		March 31,
	2011	2010		2010

Net loss	$(28,420)	$(251,436)		$(106,999)
Cumulative non-convertible preferred stock dividends (Series F)	-	-		(5,000)
Cumulative convertible preferred stock dividend (Series G)	(5,302)	(5,302)		-
Preferred stock discount accretion (Series G and F) (1)	(1,716)	(13,133)		(1,152)

Net loss attributable to common stockholders	$(35,438)	$(269,871)		$(113,151)

Average common shares outstanding (2)	21,303	21,303		6,168
Average potential common shares (2)	-	-		-
Average common shares outstanding -
assuming dilution (2)	21,303	21,303		6,168

Basic loss per common share (2)	$(1.66)	$(12.67)		$(18.34)
Diluted loss per common share (2)	$(1.66)	$(12.67)	(3)	$(18.34)

(1) Includes a non-cash adjustment of $11.3 million for the fourth quarter ended December 31,2010 as an acceleration of the Series G preferred stock discount accretion pursuant to an amendment to the exchange agreement with the U.S. Treasury, the sole holder of the Series G Preferred Stock.

(2) All share and per share data have been adjusted to retroactively reflect the 1-for-15 reverse stock split effected January 7, 2011.
(3) For the quarter ended December 31, 2010, the diluted loss per share, excluding the $102.9 million charge associated with loans transferred to held for sale, was ($7.84).

This press release should be read in conjunction with the accompanying tables (Exhibit A), which are an integral part of this press release.

Earnings Highlights

	Quarter Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2011	2010	2010	2010	2010
Earnings (in thousands)
Net loss	$(28,420)	$(251,436)	$(75,233)	$(90,640)	$(106,999)
Net (loss) income attributable to common stockholders - basic	$(35,438)	$(269,871)	$357,787	$(96,810)	$(113,151)
Net (loss) income attributable to common stockholders - diluted	$(35,438)	$(269,871)	$363,413	$(96,810)	$(113,151)
Adjusted Pre-Tax, Pre-Provision Income (1)	$41,712	$38,951	$43,410	$35,739	$40,063

Common share data (2)
(Loss) earnings per common share basic	$(1.66)	$(12.67)	$31.30	$(15.70)	$(18.34)
(Loss) earnings per common share diluted	$(1.66)	$(12.67)	$4.20	$(15.70)	$(18.34)

Financial ratios
Return on average assets	-0.75%	-6.16%	-1.73%	-1.94%	-2.25%
Return on average common equity	-23.42%	-120.42%	-50.80%	-70.31%	-68.06%
Total capital	11.97%	12.02%	13.26%	13.35%	13.26%
Tier 1 capital	10.65%	10.73%	11.96%	12.05%	11.98%
Leverage	7.78%	7.57%	8.34%	8.14%	8.37%
Tangible common equity (3)	3.71%	3.80%	5.21%	2.57%	2.74%
Tier 1 common equity to risk-weight assets (3)	4.82%	5.01%	6.62%	2.86%	3.36%
Net interest margin (4)	2.89%	2.88%	2.83%	2.66%	2.73%
Efficiency	56.46%	69.54%	66.69%	62.18%	56.33%

Common shares outstanding (2)	21,303,669	21,303,669	21,303,669	6,169,455	6,169,455

Average common shares outstanding (2)
Basic	21,302,949	21,302,672	11,432,204	6,168,083	6,168,083
Diluted	21,302,949	21,302,672	86,551,688	6,168,083	6,168,083

(1) Non-GAAP measure, see Adjusted Pre-Tax, Pre-Provision Trends and Basis of Presentation sections below for additional information.
(2) All share and per share data have been adjusted to retroactively reflect the 1-for-15 reverse stock split effected January 7, 2011.
(3) Non-GAAP measures, see Tangible Common Equity and Basis of Presentation sections below for additional information.
(4) On a tax-equivalent basis. See Net interest income section below and Exhibit A (Table 2) for additional information about this non-GAAP measure.

Operating results for the quarter ended December 31, 2010 reflect the impact of the $102.9 million charge to the provision for loan and lease losses associated with the transfer of loans to held for sale in anticipation to the completion of the loan sale transaction and the incremental $93.7 million charge to the valuation allowance of the Corporation’s deferred tax asset. Excluding such impacts, the net loss for the fourth quarter of 2010 was $54.8 million compared to a net loss of $28.4 million for the first quarter of 2011. The narrower loss for the first quarter of 2011 was driven by an $18.7 million realized gain on the sale of mortgage-backed securities (“MBS”), a $5.3 million gain on the sale of residential mortgage loans and decreases of $4.7 million in the provision for loans and lease losses and of $4.6 million in non-interest expenses.

Loan Sale Transaction

As previously reported, at the end of the 2010 fourth quarter, the Corporation transferred $447 million of loans ($335 million of construction loans, $83 million of commercial mortgage loans and $29 million of commercial and industrial loans) to held for sale at a value of $281.6 million. This resulted in charge-offs at the time of transfer of $165.1 million ($127.0 million related to construction loans, $29.5 million related to commercial mortgage loans and $8.6 million related to commercial and industrial (“C&I”) loans). The 2010 fourth quarter provision for loan losses included $102.9 million related to this transfer of loans to loans held for sale.

During the first quarter of 2011, these loans with a book value of $269.3 million were sold at essentially book value. The completion of the loan sale was the main driver of the reduction of $159.8 million in total non-performing loans during the first quarter of 2011.

Adjusted Pre-Tax, Pre-Provision Income Trends

One metric that Management believes is useful in analyzing performance is the level of earnings adjusted to exclude tax expense, the expense for the provision for loan and lease loss and certain significant items. (See Adjusted Pre-Tax, Pre-Provision Income in Basis of Presentation for a full discussion.)

The following table shows adjusted pre-tax, pre-provision income of $41.7 million in the 2011 first quarter, up from $39.0 million in the prior quarter.

Pre-Tax, Pre-Provision Income
(Dollars in thousands)	Quarter Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2011	2010	2010	2010	2010

Loss before income taxes	$(24,834)	$(158,016)	$(76,196)	$(86,817)	$(100,138)
Add: Provision for loan and lease losses	88,732	196,347	120,482	146,793	170,965
Less: Net (gain) loss on sale and OTTI of investment securities	(19,341)	620	(48,281)	(24,237)	(30,764)
Less: gain on sale of FirstBank Insurance VI	(2,845)	-	-	-	-
Add: Loss on early extinguishment of repurchase agreements	-	-	47,405	-	-
Adjusted Pre-tax, pre-provision income (1)	$41,712	$38,951	$43,410	$35,739	$40,063

Change from most recent prior quarter - amount	$2,761	$(4,459)	$7,671	$(4,324)	$(22,846)
Change from most recent prior quarter - percent	7.1%	-10.3%	21.5%	-10.8%	-36.3%

(1) See Basis of Presentation for definition.

As discussed in the sections that follow, the increase in pre-tax, pre-provision income from the 2010 fourth quarter primarily reflected a decrease of $4.6 million in non-interest expenses, and an increase of $5.0 million in gains on sales of residential mortgage loans, partially offset by a $5.8 million decrease in net interest income.

Net Interest Income

Net interest income, excluding fair value adjustments on derivatives and financial liabilities measured at fair value (“valuations”), amounted to $106.5 million for the first quarter of 2011, a decrease of $5.4 million compared to $112.0 million for the fourth quarter of 2010. Net interest income excluding valuations and net interest income on a tax-equivalent basis are non-GAAP measures. (See Basis of Presentation below for additional information.) The following table reconciles net interest income in accordance with GAAP to net interest income, excluding valuations, and net interest income on a tax-equivalent basis, net interest spread and net interest margin on a GAAP basis to these items excluding valuations and on a tax-equivalent basis.

	Quarter Ended
	March 31, 2011	December 31, 2010	September 30, 2010	June 30, 2010	March 31, 2010
Net Interest Income (in thousands)
Interest Income - GAAP	$180,903	$192,806	$204,028	$214,864	$220,988
Unrealized (gain) loss on
derivative instruments	(344)	(903)	938	487	744
Interest income excluding valuations	180,559	191,903	204,966	215,351	221,732
Tax-equivalent adjustment	2,313	4,494	6,778	7,222	9,912
Interest income on a tax-equivalent basis excluding valuations	182,872	196,397	211,744	222,573	231,644

Interest Expense - GAAP	74,624	80,758	90,326	95,802	104,125
Unrealized (loss) gain on
derivative instruments and liabilities measured at fair value	(598)	(813)	(526)	3,896	(989)
Interest expense excluding valuations	74,026	79,945	89,800	99,698	103,136

Net interest income - GAAP	$106,279	$112,048	$113,702	$119,062	$116,863

Net interest income excluding valuations	$106,533	$111,958	$115,166	$115,653	$118,596

Net interest income on a tax-equivalent basis excluding valuations	$108,846	$116,452	$121,944	$122,875	$128,508

Average Balances (in thousands)
Loans and leases	$11,672,619	$12,185,511	$12,443,055	$13,025,808	$13,569,467
Total securities and other short-term investments	3,611,313	3,863,532	4,640,055	5,485,934	5,526,589
Average Interest-Earning Assets	$15,283,932	$16,049,043	$17,083,110	$18,511,742	$19,096,056

Average Interest-Bearing Liabilities	$13,494,702	$14,036,776	$15,002,168	$16,378,022	$16,910,781

Average Yield/Rate
Average yield on interest-earning assets - GAAP	4.80%	4.77%	4.74%	4.66%	4.69%
Average rate on interest-bearing liabilities - GAAP	2.24%	2.28%	2.39%	2.35%	2.50%
Net interest spread - GAAP	2.56%	2.49%	2.35%	2.31%	2.19%
Net interest margin - GAAP	2.82%	2.77%	2.64%	2.58%	2.48%

Average yield on interest-earning assets excluding valuations	4.79%	4.74%	4.76%	4.66%	4.71%
Average rate on interest-bearing liabilities excluding valuations	2.22%	2.26%	2.37%	2.44%	2.47%
Net interest spread excluding valuations	2.57%	2.48%	2.39%	2.22%	2.24%
Net interest margin excluding valuations	2.83%	2.77%	2.67%	2.51%	2.52%

Average yield on interest-earning assets on a tax-equivalent basis and excluding valuations	4.85%	4.86%	4.92%	4.82%	4.92%
Average rate on interest-bearing liabilities excluding valuations	2.22%	2.26%	2.37%	2.44%	2.47%
Net interest spread on a tax-equivalent basis and excluding valuations	2.63%	2.60%	2.55%	2.38%	2.45%
Net interest margin on a tax-equivalent basis and excluding valuations	2.89%	2.88%	2.83%	2.66%	2.73%

The decrease in net interest income (excluding valuations) of $5.4 million for the first quarter of 2011, compared to the fourth quarter, is largely due to the decrease in the volume of interest-earning assets. The reduction in average earning assets reflected a combination of factors including:

●	$512.9 million, or 4% decrease as compared to the fourth quarter of 2010, in average total loans and leases, mainly due to loans sold, and

●
$252.2 million, or 7% decrease as compared to the fourth quarter of 2010, in average investment securities and other short-term investments primarily related to the sale and prepayments of U.S. agency MBS, U.S. agency debt securities called prior to their contractual maturities and, to a lesser extent, the use of excess liquidity to pay down maturing and callable brokered CDs.

The decrease in average-earning assets is consistent with the Corporation’s deleveraging initiatives to preserve and improve the Corporation’s capital position. Among strategies completed during the first quarter of 2011 were the sale of approximately $236 million of performing residential mortgage loans to another financial institution, the execution of the aforementioned sale transaction of construction, commercial mortgage and C&I loans with an aggregate book value of approximately $269.3 million and the sale of approximately $330 million of U.S. agency MBS originally intended to be held to maturity. Net interest income was also affected by $0.9 million amortization of placement fees related to approximately $205.2 million of brokered CDs for which the Corporation exercised its call option, in line with efforts to reduce the reliance on brokered CDs as a funding source. In addition, the overall asset yields continued to be affected by sustained high liquidity levels during the first quarter of 2011.

The average volume of all major loan categories, in particular the average volume of construction and residential mortgage loans, decreased from the fourth quarter of 2010. The decrease in average construction loans of $287.7 million was primarily related to performing and non-performing loans sold as part of the aforementioned loan sale transaction to a joint venture in which we had a 35% interest and due to charge-off activity. Average residential mortgage loans decreased $134.7 million, or 4%, mainly reflecting sales of performing loans, pay-downs and charge-off activity. The average balance of commercial loans decreased by $45.9 million, mainly due to commercial loans included as part of the loan sale transaction, pay-downs and charge-offs, while the average balance of consumer loans (including finance leases) decreased by $44.7 million, resulting from pay-downs and charge-offs that exceeded new loan originations.

Partially offsetting the decline in the average volume of earning assets was an increase of 6 basis points in the net interest margin (excluding valuations and on a non-tax equivalent basis), reflecting the positive impact of increasing core deposits at a lower cost, higher yields on MBS impacted by the slowdown in premium amortization due to a lower level of prepayments, as mortgage interest rates increased late in the fourth quarter, and higher residential mortgage loan yields due in part to a decrease in the reversal of accrued interest on loans entering non-accrual status. These favorable factors were partially offset by lower yields on commercial loans due to both lower collections of non-accrual loans and an increase in the amount of interest income reversed on non-accrual loans during the first quarter of 2011. The average balance of interest-bearing non-brokered deposits increased $66.4 million, while the average balance of brokered CDs decreased to $6.0 billion in the first quarter of 2011 from $6.4 billion in the fourth quarter of 2010, a decrease of $410.2 million.

Provision for Loan and Lease Losses

The provision for loan and lease losses for the first quarter of 2011 was $88.7 million, down $107.6 million from the fourth quarter 2010 provision. The 2010 fourth quarter included a provision of $102.9 million associated with the loans sale transaction. (See the Credit Quality section below for a full discussion.)

Non-Interest Income
	Quarter Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
(In thousands)	2011	2010	2010	2010	2010

Other service charges on loans	$1,718	$2,019	$1,963	$1,486	$1,756
Service charges on deposit accounts	3,332	3,125	3,325	3,501	3,468
Mortgage banking activities	6,591	2,501	6,474	2,140	2,500
Gain (loss) on sale of investments and impairments	19,341	(620)	48,281	24,237	30,764
Broker-dealer income	48	121	501	1,347	207
Other operating income	9,455	6,640	6,127	6,814	6,631
Loss on early extinguishment of repurchase agreements	-	-	(47,405)	-	-

Non-interest income	$40,485	$13,786	$19,266	$39,525	$45,326

Non-interest income increased $26.7 million from the 2010 fourth quarter primarily due to:

●
A $19.3 million gain on sale of investment securities. The gain primarily resulted from an $18.7 million gain on the sale of approximately $330 million of FNMA MBS as part of the Corporation’s deleveraging strategies. There were also proceeds of approximately $0.6 million in the first quarter of 2011 from a securities litigation settlement.

●
A $4.1 million, or 164%, increase in mortgage banking income. The increase primarily resulted from a $5.3 million gain on the bulk sale of $236 million of residential mortgage loans partially offset by an increase in temporary impairments of servicing assets.

●
A $2.8 million gain on the sale of substantially all of the assets of FirstBank Insurance Agency VI. This transaction represents a repositioning of the Bank’s insurance business in the Virgin Islands to bring it more in line with its Puerto Rico insurance business model.

Non-Interest Expenses
	Quarter Ended
	March 31,	December, 31	September, 30	June 30,	March 31,
(In thousands)	2011	2010	2010	2010	2010

Employees' compensation and benefits	$30,439	$28,591	$29,849	$30,958	$31,728
Occupancy and equipment	15,250	15,537	14,655	14,451	14,851
Deposit insurance premium	13,465	13,568	14,702	15,369	16,653
Other taxes, insurance and supervisory fees	4,967	5,069	5,401	5,054	5,686
Professional fees	5,137	5,863	4,533	5,604	5,287
Business promotion	2,664	3,561	3,226	3,340	2,205
Net loss on REO operations	5,500	7,471	8,193	10,816	3,693
Other	5,444	7,843	8,123	13,019	11,259
Total	$82,866	$87,503	$88,682	$98,611	$91,362

Non-interest expenses decreased $4.6 million to $82.9 million in the first quarter of 2011, compared to the fourth quarter of 2010, primarily reflecting the following:

●	A $3.4 million decrease in the reserve for off-balance sheet exposures such as letters of credit and unfunded loans commitments.

●	A $2.0 million decline in REO and foreclosure expenses primarily related to lower write-downs to the value of repossessed residential and commercial properties.

●	A $0.9 million decrease in business promotion expenses, reflecting decreases in branding and product advertising activities.

●	A $0.7 million decline in professional service fees, reflecting a decline in legal expenses as collection activities decreased.

The decrease was partially offset by a $1.8 million increase in employee compensation and benefit expenses, reflecting higher payroll taxes and benefits.

Income Taxes

The income tax expense for the first quarter of 2011 was $3.6 million compared to an income tax expense of $93.4 million for the fourth quarter of 2010. The expense for the 2010 fourth quarter included an incremental charge of $93.7 million to the valuation allowance of FirstBank’s deferred tax asset. In January 2011, the Puerto Rico government lowered the statutory income tax rates to 30% from 39% resulting in a $102.0 million reduction in the Corporation’s deferred tax assets and a $100.0 million reduction in the valuation allowance. Since the majority of the deferred tax assets were reserved, the net charge to the income statement during the first quarter of 2011 attributed to changes in tax rates was approximately $2.0 million related to profitable subsidiaries.

As of March 31, 2011, the deferred tax asset, net of a valuation allowance of $355.4 million, amounted to $7.7 million compared to $9.3 million as of December 31, 2010. The Corporation continued to reserve deferred tax assets created in connection with the operations of its banking subsidiary FirstBank.

CREDIT QUALITY

(Dollars in thousands)	March 31,	December 31,	September 30,	June 30,	March 31,
	2011	2010	2010	2010	2010
Non-performing loans held for investment:
Residential mortgage	$391,962	$392,134	$427,574	$448,079	$446,676
Commercial mortgage	129,828	217,165	173,350	200,033	230,468
Commercial and Industrial	327,477	317,243	293,323	233,201	228,113
Construction	341,179	263,056	558,148	621,387	685,415
Consumer and Finance leases	42,605	49,391	53,608	47,965	48,672
Total non-performing loans held for investment	1,233,051	1,238,989	1,506,003	1,550,665	1,639,344

REO	91,948	84,897	82,706	72,358	73,444
Other repossessed property	15,125	14,023	15,824	13,383	12,464
Investment securities (1)	64,543	64,543	64,543	64,543	64,543
Total non-performing assets, excluding loans held for sale	$1,404,667	$1,402,452	$1,669,076	$1,700,949	$1,789,795

Non-performing loans held for sale	5,454	159,321	-	-	-
Total non-performing assets, including loans held for sale	$1,410,121	$1,561,773	$1,669,076	$1,700,949	$1,789,795

Past due loans 90 days and still accruing	$154,299	$144,114	$139,795	$187,659	$189,647
Non-performing loans held for investment to total loans held for investment	11.12%	10.63%	12.36%	12.40%	12.35%
Non-performing assets, excluding loans held for sale,
to total assets, excluding non-performing loans held for sale	9.30%	9.03%	10.01%	9.39%	9.49%
Non-performing assets to total assets	9.34%	9.96%	10.01%	9.39%	9.49%

(1) Collateral pledged with Lehman Brothers Special Financing, Inc.

Credit quality performance in the 2011 first quarter continued to show signs of stabilization, including a $5.9 million decrease in non-performing loans held for investment. Other key credit quality metrics showed improvements, including continued improvement in construction and residential net charge-offs, and some noticeable progress in C&I and consumer charge-offs. The allowance for loan and lease losses was further strengthened and increased $8.7 million to $561.7 million, or 5.06% of period-end total loans, from $553.0 million, or 4.74% at December 31, 2010.

Non-Performing Loans and Non-Performing Assets

Total non-performing loans were $1.24 billion, down from $1.40 billion at December 31, 2010. The completion of the loan sale transaction with a joint venture removed approximately $153.6 million of non-performing loans and $257 million of adversely classified assets from the balance sheet. Total non-performing loans held for investment, which exclude non-performing loans held for sale, were $1.23 billion at March 31, 2011, which represented 11.12% of total loans held for investment. This was down $5.9 million from December 31, 2010. The decrease in non-performing loans held for investment from the fourth quarter of 2010 primarily reflected declines in commercial mortgage and consumer non-performing loans, partially offset by increases in construction and C&I non-performing loans.

Non-performing commercial mortgage loans held for investment decreased by $87.3 million, or 40%, from the end of the fourth quarter of 2010. This decline was substantially related to a $85.6 million loan relationship in Puerto Rico which was formally restructured so as to be reasonably assured of principal and interest repayment and of performance according to its modified terms. The Corporation restructured the balance due from this borrower by splitting it into two separate notes. Non-performing commercial mortgage loans increased $2.3 million and $0.4 million in the United States and Virgin Islands, respectively.

Non-performing construction loans held for investment increased by $78.1 million, or 30%, from the end of the fourth quarter of 2010. The increase mainly reflected the placement in non-performing status of a $100 million loan relationship related to a commercial project in the Virgin Islands region, which was the single largest construction relationship in performing status prior to this quarter. This was partially offset by charge-offs and paydowns. Non-performing construction loans held for investment in Puerto Rico decreased $16.9 million mainly due to charge-offs and paydowns while the non-performing construction loan portfolio in the United States decreased by $5.7 million. Approximately 875 residential housing units, or 4% of the total housing inventory available in the Puerto Rico market, are residential projects financed by the Corporation, of which approximately 687 are units with sales prices under $200,000. The decrease in non-performing construction loans in the United States portfolio was also mainly related to charge-offs, including $3.0 million associated with a residential development project. There were no inflows of construction loans into non-accrual status in Puerto Rico and the United States during the first quarter of 2011.

C&I non-performing loans held for investment increased by $10.2 million, or 3%, on a sequential quarter basis. The increase was related primarily to one relationship in Puerto Rico of approximately $7.9 million. This was partially offset by charge-offs, including a $5.0 million charge-off in one relationship in Puerto Rico. In the United States and the Virgin Islands, C&I non-performing loans decreased by $1.2 million and $0.5 million, respectively. The decrease in the United States was mainly related to the sale of a $0.9 million loan.

Non-performing residential mortgage loans remained relatively flat at $392 million. In Puerto Rico, non-performing residential mortgage loans increased by $5.2 million. Meanwhile, non-performing residential mortgage loans decreased by $5.9 million in the United States, including $4.1 million related to loans foreclosed. In the Virgin Islands, non-performing residential mortgage loans increased by $0.6 million. Approximately $231.0 million, or 59% of total non-performing residential mortgage loans, have been written down to their net realizable value.

The levels of non-performing consumer loans, including finance leases, showed a $6.8 million decrease during the first quarter, mainly related to auto financings in Puerto Rico.

As of March 31, 2011, approximately $369.7 million, or 30%, of total non-performing loans held for investment have been charged-off to their net realizable value. (See Allowance for Loan and Lease Losses discussion below for additional information.)

The REO portfolio, which is part of non-performing assets, increased by $7.1 million, reflecting increases in residential properties in the United States, and increases in both commercial and residential properties in Puerto Rico, partially offset by sales of REO properties. Consistent with the Corporation’s assessment of the value of properties and current and future market conditions, management continues to execute strategies to dispose real estate acquired in satisfaction of debt. During the first quarter of 2011, the Corporation sold approximately $12.6 million of REO properties ($3.5 million in Florida, $8.8 million in Puerto Rico and $0.3 million in the Virgin Islands), compared to $18.7 million in the previous quarter.

The over 90-day delinquent, but still accruing, loans held for investment, excluding loans guaranteed by the U.S. Government, increased during the first quarter of 2011 by $7.1 million to $69.9 million, or 0.63% of total loans held for investment, at March 31, 2011.

Allowance for Loan and Lease Losses

The following table sets forth an analysis of the allowance for loan and lease losses during the periods indicated:

	Quarter Ended
(Dollars in thousands)	March 31,	December 31,		September 30,	June 30,	March 31,
	2011	2010		2010	2010	2010

Allowance for loan and lease losses, beginning of period	$553,025	$608,526		$604,304	$575,303	$528,120
Provision (recovery) for loan and lease losses:
Residential mortgage	6,327	13,876		19,961	31,307	28,739
Commercial mortgage	13,381	40,642	(1)	15,051	26,562	37,560
Commercial and Industrial	41,486	2,011	(2)	27,958	46,052	(7,685)
Construction	22,463	125,361	(3)	44,268	32,068	99,300
Consumer and finance leases	5,075	14,457		13,244	10,804	13,051
Total provision for loan and lease losses	88,732	196,347		120,482	146,793	170,965
Loans net charge-offs:
Residential mortgage	(5,161)	(18,644)		(13,109)	(17,619)	(13,346)
Commercial mortgage	(31,104)	(32,829)	(4)	(11,455)	(17,839)	(19,297)
Commercial and Industrial	(16,288)	(28,752)	(5)	(19,926)	(26,019)	(23,776)
Construction	(17,238)	(158,311)	(6)	(58,423)	(43,204)	(53,215)
Consumer and finance leases	(10,271)	(13,312)		(13,347)	(13,111)	(14,148)
Net charge-offs	(80,062)	(251,848)		(116,260)	(117,792)	(123,782)
Allowance for loan and lease losses, end of period	$561,695	$553,025		$608,526	$604,304	$575,303

Allowance for loan and lease losses to period end total loans receivable	5.06%	4.74%		5.00%	4.83%	4.33%
Net charge-offs (annualized) to average loans outstanding during the period	2.74%	8.27%	(7)	3.74%	3.62%	3.65%
Provision for loan and lease losses to net charge-offs during the period	1.11x	0.78x	(8)	1.04x	1.25x	1.38x

(1) Includes provision of $11.3 million associated with loans transferred to held for sale.
(2) Includes provision of $8.6 million associated with loans transferred to held for sale.
(3) Includes provision of $83.0 million associated with loans transferred to held for sale.
(4) Includes net charge-offs totaling $29.5 million associated with loans transferred to held for sale.
(5) Includes net charge-offs totaling $8.6 million associated with loans transferred to held for sale.
(6) Includes net charge-offs totaling $127.0 million associated with loans transferred to held for sale.
(7) Net charge-offs, excluding charge-offs related to loans transferred to held for sale, to average loans outstanding during the fourth quarter of 2010 was 2.96%.
(8) Provision for loan and lease losses to net charge-offs, excluding impact of loans transferred to held for sale for the fourth quarter of 2010 was 1.08x.

Provision for Loan and Lease Losses

The provision for loan and lease losses of $88.7 million decreased by $107.6 million, compared to the provision recorded for the fourth quarter of 2010. Excluding the $102.9 million provision related to loans transferred to held for sale in the fourth quarter of 2010, the provision decreased by $4.7 million for the first quarter of 2011, compared to the fourth quarter of 2010. The decrease in the provision was principally related to the construction, residential mortgage and consumer loan portfolio in Puerto Rico, partially offset by an increase in the provision for the C&I loan portfolio in Puerto Rico and the construction loan portfolio in the Virgin Islands.

The Corporation recorded a $57.0 million provision for loan and lease losses in the first quarter of 2011 in Puerto Rico, compared to a provision of $175.5 million for the fourth quarter of 2010. Excluding the provision relating to the loans transferred to held for sale, the provision in Puerto Rico decreased by $15.6 million for the first quarter of 2011 compared to the fourth quarter of 2010. The decrease was mainly related to a $30.2 million reduction in the provision for construction loans due to lower charge-offs, driven by stabilization in property values and the reduction in the concentration in residential construction loans. The provision for residential mortgage loans in Puerto Rico decreased by $16.0 million, driven by improvements in delinquency and charge-offs trends, as well as a reduction in the size of the portfolio. The provision for consumer loans decreased by $9.1 million, primarily related to improvements in charge-offs trends and improved economic factors. The provision for commercial mortgage loans in Puerto Rico decreased by $6.7 million, primarily reflecting the reduction in non-performing loans. These decreases were partially offset by an increase of $31.1 million in the provision for C&I loans in Puerto Rico, driven by an increase in the amount of impaired loans and related specific reserves.

With respect to the United States loan portfolio, the Corporation recorded a $7.9 million provision for the first quarter of 2011, compared to $10.5 million for the fourth quarter of 2010, a decrease of $2.6 million. The change was mainly related to a $2.7 million decrease in the provision for construction loans, mainly due to lower charges to specific reserves. The provision for commercial mortgage loans in the United States decreased by $9.1 million due to lower charges to specific reserves and the impact of approximately $5.5 million in the fourth quarter of 2010 related to construction loans converted to commercial mortgage. These decreases were partially offset by a $7.9 million increase in the provision for residential mortgage loans mainly attributable to economic factors. The Virgin Islands recorded an increase of $13.5 million in the provision for loan losses substantially related to the aforementioned placement in non-accrual status of a $100 million loan relationship.

The following table sets forth information concerning the ratio of the allowance to non-performing loans held for investment as of March 31, 2011 and December 31, 2010 by loan category:

(Dollars in thousands)	Residential Mortgage Loans	Commercial Mortgage Loans	C&I Loans	Construction Loans	Consumer and Finance Leases	Total

As of March 31, 2011

Non-performing loans held for investment charged-off to realizable value	$231,039	$11,240	$75,475	$50,804	$1,141	$369,699
Other non-performing loans held for investment	160,923	118,588	252,002	290,375	41,464	863,352
Total non-performing loans held for investment	$391,962	$129,828	$327,477	$341,179	$42,605	$1,233,051

Allowance to non-performing loans held for investment	16.20%	67.68%	54.31%	46.07%	176.72%	45.55%
Allowance to non-performing loans held for investment, excluding non-performing loans charged-off to realizable value
	39.46%	74.10%	70.57%	54.14%	181.58%	65.06%

As of December 31, 2010

Non-performing loans held for investment charged-off to realizable value	$291,118	$20,239	$101,151	$32,139	$659	$445,306
Other non-performing loans held for investment	101,016	196,926	216,092	230,917	48,732	793,683
Total non-performing loans held for investment	$392,134	$217,165	$317,243	$263,056	$49,391	$1,238,989

Allowance to non-performing loans held for investment	15.90%	48.62%	48.11%	57.77%	162.96%	44.64%
Allowance to non-performing loans held for investment, excluding non-performing loans charged-off to realizable value
	61.70%	53.62%	70.64%	65.81%	165.16%	69.68%

The following table sets forth information concerning the composition of the Corporation’s allowance for loan and lease losses as of March 31, 2011 and December 31, 2010, respectively, by loan category and by whether the allowance and related provisions were calculated individually for impairment purposes or through a general valuation allowance.

(Dollars in thousands)	Residential Mortgage Loans	Commercial Mortgage Loans	C&I Loans	Construction Loans	Consumer and Finance Leases	Total

As of March 31, 2011

Impaired loans without specific reserves:
Principal balance of loans, net of charge-offs	$293,488	$18,628	$63,328	$37,910	$1,141	$414,495

Impaired loans with specific reserves:
Principal balance of loans, net of charge-offs	272,782	213,426	332,651	327,502	1,266	1,147,627
Allowance for loan and lease losses	43,295	29,610	81,989	98,167	415	253,476
Allowance for loan and lease losses to principal balance	15.87%	13.87%	24.65%	29.97%	32.78%	22.09%

Loans with general allowance:
Principal balance of loans	2,330,422	1,356,714	3,866,681	316,833	1,657,003	9,527,653
Allowance for loan and lease losses	20,201	58,263	95,850	59,030	74,875	308,219
Allowance for loan and lease losses to principal balance	0.87%	4.29%	2.48%	18.63%	4.52%	3.23%

Total loans held for investment:
Principal balance of loans	$2,896,692	$1,588,768	$4,262,660	$682,245	$1,659,410	$11,089,775
Allowance for loan and lease losses	63,496	87,873	177,839	157,197	75,290	561,695
Allowance for loan and lease losses to principal balance	2.19%	5.53%	4.17%	23.04%	4.54%	5.06%

As of December 31, 2010

Impaired loans without specific reserves:
Principal balance of loans, net of charge-offs	$244,648	$32,328	$54,631	$25,074	$659	$357,340

Impaired loans with specific reserves:
Principal balance of loans, net of charge-offs	311,187	150,442	325,206	237,970	1,496	1,026,301
Allowance for loan and lease losses	42,666	26,869	65,030	57,833	264	192,662
Allowance for loan and lease losses to principal balance	13.71%	17.86%	20.00%	24.30%	17.65%	18.77%

Loans with general allowance:
Principal balance of loans	2,861,582	1,487,391	3,771,927	437,535	1,713,360	10,271,795
Allowance for loan and lease losses	19,664	78,727	87,611	94,139	80,222	360,363
Allowance for loan and lease losses to principal balance	0.69%	5.29%	2.32%	21.52%	4.68%	3.51%

Total loans held for investment:
Principal balance of loans	$3,417,417	$1,670,161	$4,151,764	$700,579	$1,715,515	$11,655,436
Allowance for loan and lease losses	62,330	105,596	152,641	151,972	80,486	553,025
Allowance for loan and lease losses to principal balance	1.82%	6.32%	3.68%	21.69%	4.69%	4.74%

Net Charge-Offs

Total net charge-offs for the first quarter of 2011 were $80.1 million, or 2.74% of average loans on an annualized basis. This was down $171.8 million, or 68%, from $251.8 million, or an annualized 8.27%, in the fourth quarter of 2010. The decrease from the prior quarter included the $165.1 million associated with loans transferred to held for sale recorded in the fourth quarter of 2010. Excluding the charge-offs related to loans transferred to held for sale, net charge offs in the first quarter of 2011 decreased by $6.7 million to $80.1 million from $86.8 million, or an annualized 2.96% of average loans for the fourth quarter of 2010. Lower net charge-offs were reflected primarily in the Virgin Islands and the United States portfolio with a $5.5 million and a $3.1 million decrease, respectively, mainly related to the construction loan portfolio. The Puerto Rico portfolio reflected a slight increase of $1.9 million primarily reflecting the note charged-off as part of the aforementioned restructured commercial mortgage relationship that offset decreases in residential, construction, C&I and consumer loans charge-offs.

Construction loans net charge-offs in the first quarter of 2011 were $17.2 million, or an annualized 8.50%, down from $158.3 million, or an annualized 57.61% of related loans, in the fourth quarter of 2010. The decrease from the prior quarter included $127.0 million associated with construction loans transferred to held for sale in Puerto Rico recorded in the fourth quarter of 2010. Excluding the charge-offs related to construction loans transferred to held for sale, net charge offs in the first quarter of 2011 decreased by $14.1 million to $17.2 million from $31.4 million, or an annualized 16.40% of average loans, for the fourth quarter of 2010. Approximately 70%, or $12.0 million, of the construction loan net charge-offs in the first quarter of 2011 were related to the Puerto Rico portfolio, driven by three relationships with charge-offs totaling $10.9 million associated with commercial and residential projects. In Florida, construction loan net charge-offs were $5.2 million, a decrease of $3.7 million when compared to 2010 fourth quarter levels, of which approximately $4.7 million was related to two relationships. The construction portfolio in Florida has been reduced to $70.4 million, as of March 31, 2011, from $78.5 million, as of December 31, 2010. Construction loan net charge-offs in the Virgin Islands were $0.1 million for the first quarter of 2011, a decrease of $6.0 million when compared to the fourth quarter of 2010. Construction loans charge-offs in the Virgin Islands over the last two quarters are directly related to an adequately reserved residential project placed in non-accruing status in the fourth quarter of 2010.

C&I loan net charge-offs in the first quarter of 2011 were $16.3 million, or an annualized 1.54% of related average loans, down from $28.8 million, or an annualized 2.73% of related loans, in the fourth quarter of 2010. The decrease from the prior quarter included $8.6 million associated with C&I loans transferred to held for sale in Puerto Rico. Excluding the charge-offs related to C&I loans transferred to held for sale, net charge offs in the first quarter of 2011 decreased by $3.9 million to $16.3 million from $20.2 million, or an annualized 1.93% of average loans for the fourth quarter of 2010. Approximately 95%, or $15.4 million, of net charge-offs in the first quarter of 2011, were in Puerto Rico, of which $10.1 million was related to four relationships. No significant C&I loans charge-offs were recorded in the United States or Virgin Islands portfolios.

Residential mortgage loan net charge-offs were $5.2 million, or an annualized 0.63% of related average loans. This represents a decrease of $13.5 million from $18.6 million, or an annualized 2.20% of related average balances in the fourth quarter of 2010. Net charge-offs for the fourth quarter of 2010 include $7.8 million associated with a $23.9 million bulk sale of non-performing residential mortgage loans. Although there continues to be valuation pressure, the Corporation experienced reductions in delinquent loans. Approximately $4.0 million in charge-offs for the first quarter of 2011 ($1.7 million in Puerto Rico and $2.3 million in Florida) resulted from valuations for impairment purposes of residential mortgage loan portfolios considered homogeneous given high delinquency and loan-to-value levels, compared to $8.3 million recorded in the fourth quarter of 2010.

The total amount of the residential mortgage loan portfolio that has been charged-off to its net realizable value as of March 31, 2011 amounted to $231.0 million. This represents approximately 53% of the total non-performing residential mortgage loan portfolio outstanding as of March 31, 2011. Net charge-offs of residential mortgage loans also include $1.4 million related to loans foreclosed during the first quarter of 2011, down from $1.5 million recorded for loans foreclosed in the fourth quarter of 2010. Loss rates in the Corporation’s Puerto Rico operations continue to be lower than loss rates in the Florida market.

Net charge-offs on consumer loan and finance leases in the fourth quarter of 2010 were $10.3 million, or an annualized 2.43% of related average loans, compared to $13.3 million, or an annualized 3.07% of average loans for the fourth quarter of 2010.

Commercial mortgage loan net charge-offs in the first quarter of 2011 were $31.1 million, or an annualized 7.37% of related average loans, down from $32.8 million, or an annualized 7.56% of related loans, in the fourth quarter of 2010. The decrease from the prior quarter included $29.5 million associated with commercial mortgage loans transferred to held for sale in Puerto Rico. Excluding the charge-offs related to commercial mortgage loans transferred to held for sale, net charge offs in the first quarter of 2011 increased by $27.8 million to $31.1 million from $3.3 million, or an annualized 0.80% of related average loans for the fourth quarter of 2010. The first quarter net charge-offs were mainly driven by the charge-off related to the aforementioned $85.6 million relationship in Puerto Rico restructured by the Corporation through a loan split. Commercial mortgage loan net charge-offs in Florida amounted to $1.9 million for the first quarter of 2011.

The following table presents annualized net charge-offs to average loans held-in-portfolio:

	Quarter Ended
	March 31,	December 31,		September 30,	June 30,	March 31,
	2011	2010		2010	2010	2010

Residential mortgage	0.63%	2.20%	(1)	1.52%	1.99%	1.50%

Commercial mortgage	7.37%	7.56%	(2)	2.88%	4.56%	4.85%

Commercial and Industrial	1.54%	2.73%	(3)	1.82%	2.25%	1.88%

Construction	8.50%	57.61%	(4)	18.84%	11.96%	14.35%

Consumer and finance leases	2.43%	3.07%		3.00%	2.86%	3.01%

Total loans	2.74%	8.27%	(5)	3.74%	3.62%	3.65%

(1) Includes net charge-offs totaling $7.8 million associated with non-performing residential mortgage loans sold in a bulk sale.
(2) Includes net charge-offs totaling $29.5 million associated with loans transferred to held for sale. Commercial mortgage net charge-offs to average loans, excluding charge-offs associated with loans transferred to held for sale, was 0.80%.

(3) Includes net charge-offs totaling $8.6 million associated with loans transferred to held for sale. Commercial and Industrial net charge-offs to average loans, excluding charge-offs associated with loans transferred to held for sale, was 1.93%.

(4) Includes net charge-offs totaling $127.0 million associated with loans transferred to held for sale. Construction net charge-offs to average loans, excluding charge-offs associated with loans transferred to held for sale, was 16.40%.

(5) Includes net charge-offs totaling $165.1 million associated with loans transferred to held for sale. Total net charge-offs to average loans, excluding charge-offs associated with loans transferred to held for sale, was 2.96%.

The ratios above are based on annualized net charge-offs and are not necessarily indicative of the results expected for the entire year, or expected in subsequent periods.

The following table presents annualized net charge-offs to average loans by geographic segment:

	Quarter Ended
	March 31,	December 31,		September 30,		June 30,		March 31,
	2011	2010		2010		2010		2010
PUERTO RICO:

Residential mortgage	0.39%	2.39%	(1)	1.61%		2.09%		1.11%

Commercial mortgage	10.07%	10.64%	(2)	2.49%		0.34%		0.71%

Commercial and Industrial	1.55%	2.79%	(3)	1.92%		2.48%		1.92%

Construction	8.77%	70.85%	(4)	8.30%		8.56%		13.45%

Consumer and finance leases	2.50%	3.10%		2.97%		2.94%		2.95%

Total loans	2.82%	9.02%	(5)	2.61%		2.81%		2.80%

VIRGIN ISLANDS:

Residential mortgage	0.05%	0.10%		0.13%		0.00%		0.47%

Commercial mortgage	0.00%	0.00%		0.00%		0.00%		0.00%

Commercial and Industrial	1.59%	0.00%		-0.01%	(6)	-1.41%	(6)	-0.02%	(6)

Construction	0.16%	12.66%		0.00%		0.01%		0.15%

Consumer and finance leases	1.05%	1.97%		1.56%		0.46%		3.82%

Total loans	0.45%	2.78%		0.18%		-0.32%		0.55%

FLORIDA:

Residential mortgage	3.26%	3.45%		2.59%		3.67%		5.70%

Commercial mortgage	1.65%	0.28%		4.20%		13.84%		13.23%

Commercial and Industrial	0.92%	9.48%		0.02%		1.16%		10.78%

Construction	26.29%	36.13%		101.18%	(7)	32.75%		27.23%

Consumer and finance leases	1.59%	3.91%		8.37%		4.86%		3.96%

Total loans	4.29%	5.53%		18.34%		14.59%		13.90%

(1) Includes net charge-offs totaling $7.8 million associated with non-performing residential mortgage loans sold in a bulk sale.
(2) Includes net charge-offs totaling $29.5 million associated with loans transferred to held for sale. Commercial mortgage net charge-offs to average loans, excluding charge-offs associated with loans transferred to held for sale in Puerto Rico, was 1.06%.

(3) Includes net charge-offs totaling $8.6 million associated with loans transferred to held for sale. Commercial and Industrial net charge-offs to average loans, excluding charge-offs associated with loans transferred to held for sale in Puerto Rico, was 1.95%.

(4) Includes net charge-offs totaling $127.0 million associated with loans transferred to held for sale. Construction net charge-offs to average loans, excluding charge-offs associated with loans transferred to held for sale in Puerto Rico, was 13.80%.

(5) Includes net charge-offs totaling $165.1 million associated with loans transferred to held for sale. Total net charge-offs to average loans, excluding charge-offs associated with loans transferred to held for sale in Puerto Rico, was 2.73%.

(6) For the third quarter, second quarter and first quarter of 2010, recoveries in commercial and industrial loans in the Virgin Islands exceeded charge-offs.
(7) For the third quarter of 2010, net charge-offs for the construction loan portfolio in Florida were $40 million which once annualized for ratio calculation exceeded the average balance of this portfolio.

Balance Sheet

Total assets were approximately $15.1 billion as of March 31, 2011, down $489.0 million from approximately $15.6 billion as of December 31, 2010. The Corporation continued to execute deleveraging initiatives included in its Capital Plan. Total loans decreased by $560.9 million driven by the aforementioned sale of loans to a joint venture and the bulk sale of performing residential mortgage loans to another financial institution. Also, during the first quarter of 2011 the Corporation reclassified approximately $282 million of residential mortgage loans from held for investment to held for sale, pursuant to a letter of intent to sell loans entered into by FirstBank with another financial institution. The loans were subsequently sold in April 2011.

The Corporation is experiencing continued loan demand and has continued with its targeted originations strategies. During the first quarter of 2011 total loan originations, including refinancings and draws from existing commitments, amounted to approximately $696 million. Excluding credit facilities extended to the Puerto Rico and Virgin Islands governments, loan originations for the first quarter of 2011 were $674 million, an increase of $11 million compared to the fourth quarter of 2010, mainly related to the acquisition loan of $136 million provided by FirstBank to the joint venture for the financing of the loans sold and additional disbursements of approximately $45.7 million to the joint venture as part of a credit facility used to finance completion costs of the underlying projects under construction. Consumer-based originations, such as residential mortgage loans originations and auto financings, amounted to $115.2 million and $96.1 million, respectively, for the first quarter of 2011 compared to $152.9 million and $116.4 million, respectively, for the fourth quarter of 2010.

Total investment securities decreased by $430.5 million mainly due to the sale and prepayments of U.S. agency MBS, including the sale of $330 million of MBS originally intended to be held to maturity, consistent with the deleveraging initiatives included in the Corporation’s Capital Plan. After the sale, in line with the Corporation’s ongoing capital management strategy, the remaining $89 million of investment securities held in the held-to-maturity portfolio were reclassified to the available-for-sale portfolio during the first quarter of 2011. Also, U.S. agency debt securities of approximately $50 million were called prior to their contractual maturities during the first quarter of 2011. Proceeds from sales of loans and investments, and the increase in core deposits, contributed to the increase of $503.0 million in cash and cash equivalents that strengthened the liquidity reserves. Such excess liquidity is expected to be used, in part, to paydown brokered CDs maturing during the second quarter of 2011.

As of March 31, 2011, liabilities totaled $14.1 billion, a decrease of approximately $458.3 million from December 31, 2010. The decrease in total liabilities is mainly attributable to a decrease of $538.1 million in brokered deposits, and a $113.0 million decrease in advances from the FHLB. These decreases were partially offset by an increase of $177.2 million in core deposits and of $18.2 million in public funds. The Corporation intends to continue to grow its core deposit base and reduce its reliance on brokered certificates of deposit by: promoting initiatives to increase local deposits by attracting customers seeking to diversify their banking relationships, and realigning FirstBank’s sales force to increase its presence in the commercial and governmental deposit and transaction banking market.

The Corporation’s stockholders’ equity amounted to $1.0 billion as of March 31, 2011, a decrease of $30.7 million from December 31, 2010, driven by the net loss of $28.4 million for the first quarter and a decrease of $2.3 million in other comprehensive income due to lower unrealized gains on available for sale securities.

The Corporation’s total capital, Tier 1 capital, and leverage ratios as of March 31, 2011 were 11.97%, 10.65% and 7.78%, respectively, compared to 12.02%, 10.73% and 7.57%, respectively, at the end of the prior quarter. Meanwhile, the total capital, Tier 1 capital, and leverage ratios as of March 31, 2011 for its banking subsidiary, FirstBank Puerto Rico, were 11.71%, 10.40% and 7.60%, respectively, up from 11.57%, 10.28% and 7.25%, respectively, at the end of the prior quarter. The improvement in the capital ratios for FirstBank was primarily related to a $22 million capital contribution from the holding company and due to the significant decrease in risk-weight and total average assets consistent with the Corporation’s actions to deleverage and de-risk the balance sheet. All capital ratios for FirstBank are above the Capital Plan’s targeted levels for March 31, 2011.

Tangible Common Equity

The Corporation’s tangible common equity ratio decreased to 3.71% as of March 31, 2011, from 3.80% as of December 31, 2010, and the Tier 1 common equity to risk-weighted assets ratio as of March 31, 2011 decreased to 4.82% from 5.01% as of December 31, 2010.

The following table is a reconciliation of the Corporation’s tangible common equity and tangible assets over the last five quarters to the comparable GAAP items:

(In thousands, except ratios and per share information)
	March 31,	December 31,	September 30,	June 30,	March 31,
	2011	2010	2010	2010	2010
Tangible Equity:
Total equity - GAAP	$1,027,269	$1,057,959	$1,321,979	$1,438,289	$1,488,543
Preferred equity	(426,724)	(425,009)	(411,876)	(930,830)	(929,660)
Goodwill	(28,098)	(28,098)	(28,098)	(28,098)	(28,098)
Core deposit intangible	(13,454)	(14,043)	(14,673)	(15,303)	(15,934)

Tangible common equity	$558,993	$590,809	$867,332	$464,058	$514,851

Tangible Assets:
Total assets - GAAP	$15,104,090	$15,593,077	$16,678,879	$18,116,023	$18,850,964
Goodwill	(28,098)	(28,098)	(28,098)	(28,098)	(28,098)
Core deposit intangible	(13,454)	(14,043)	(14,673)	(15,303)	(15,934)

Tangible assets	$15,062,538	$15,550,936	$16,636,108	$18,072,622	$18,806,932

Common shares outstanding	21,304	21,304	21,304	6,169	6,169

Tangible common equity ratio	3.71%	3.80%	5.21%	2.57%	2.74%
Tangible book value per common share	$26.24	$27.73	$40.71	$75.22	$83.45

The following table reconciles stockholders’ equity (GAAP) to Tier 1 common equity:

(Dollars in thousands)	As of
	March 31,	December 31,	September 30,	June 30,	March 31,
	2011	2010	2010	2010	2010

Tier 1 Common Equity:
Total equity - GAAP	$1,027,269	$1,057,959	$1,321,979	$1,438,289	$1,488,543
Qualifying preferred stock	(426,724)	(425,009)	(411,876)	(930,830)	(929,660)
Unrealized gain on available-for-sale securities (1)	(15,453)	(17,736)	(30,295)	(63,311)	(22,948)
Disallowed deferred tax asset (2)	(981)	(815)	(43,552)	(38,078)	(40,522)
Goodwill	(28,098)	(28,098)	(28,098)	(28,098)	(28,098)
Core deposit intangible	(13,454)	(14,043)	(14,673)	(15,303)	(15,934)
Cumulative change gain in fair value of liabilities
accounted for under a fair value option	(2,156)	(2,185)	(2,654)	(3,170)	(951)
Other disallowed assets	(881)	(226)	(636)	(66)	(24)
Tier 1 common equity	$539,522	$569,847	$790,195	$359,433	$450,406

Total risk-weighted assets	$11,183,518	$11,372,856	$11,930,854	$12,570,330	$13,402,979

Tier 1 common equity to risk-weighted assets ratio	4.82%	5.01%	6.62%	2.86%	3.36%

1- Tier 1 capital excludes net unrealized gains (losses) on available-for-sale debt securities and net unrealized gains on available-for-sale equity securities with readily determinable fair values, in accordance with regulatory risk-based capital guidelines. In arriving at Tier 1 capital, institutions are required to deduct net unrealized losses on available-for-sale equity securities with readily determinable fair values, net of tax.

2- Approximately $12 million of the Corporation's deferred tax assets at March 31, 2011 (December 31, 2010 - $13 million; September 30, 2010 - $64 million June 30, 2010 - $71 million; March 31, 2010 - $69 million) were included without limitation in regulatory capital pursuant to the risk-based capital guidelines, while approximately $1 million of such assets at March 31, 2011 (December 31, 2010 - $0.8 million; September 30, 2010 - $44 million; June 30, 2010 - $38 million; March 31, 2010 - $41 million) exceeded the limitation imposed by these guidelines and, as "disallowed deferred tax assets," were deducted in arriving at Tier 1 capital. According to regulatory capital guidelines, the deferred tax assets that are dependent upon future taxable income are limited for inclusion in Tier 1 capital to the lesser of: (i) the amount of such deferred tax asset that the entity expects to realize within one year of the calendar quarter end-date, based on its projected future taxable income for that year, or (ii) 10% of the amount of the entity's Tier 1 capital. Approximately $5 million of the Corporation's other net deferred tax liability at March 31, 2011 (December 31, 2010 - $5 million; September 30, 2010 - $7 million; June 30, 2010 - $12 million; March 31, 2010 - $5 million) represented primarily the deferred tax effects of unrealized gains and losses on available-for-sale debt securities, which are permitted to be excluded prior to deriving the amount of net deferred tax assets subject to limitation under the guidelines.

Liquidity

The Corporation manages its liquidity in a proactive manner, and maintains a sound liquidity position. Multiple measures are utilized to monitor the Corporation’s liquidity position, including basic surplus and volatile liabilities measures. The Corporation has maintained basic surplus (cash, short-term assets minus short-term liabilities, and secured lines of credit) well in excess of the self-imposed minimum limit of 5% of total assets. As of March 31, 2011, the estimated basic surplus ratio was approximately 11%, including un-pledged investment securities, FHLB lines of credit, and cash. At the end of the quarter, the Corporation had $486 million available for additional credit on FHLB lines of credit. Unpledged liquid securities as of March 31, 2011 mainly consisted of fixed-rate MBS and U.S. agency debentures totaling approximately $332 million. The Corporation does not rely on uncommitted inter-bank lines of credit (federal funds lines) to fund its operations and does not include them in the basic surplus computation. The Corporation has continued to issue brokered CDs pursuant to approvals received from the FDIC to renew or roll over certain amounts through June 30, 2011.

Basis of Presentation

Use of Non-GAAP Financial Measures

This press release contains GAAP financial measures and non-GAAP financial measures. Non-GAAP financial measures are set forth when management believes they will be helpful to an understanding of the Corporation’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in the text or in the attached tables to this earnings release.

Tangible Common Equity Ratio and Tangible Book Value per Common Share

The tangible common equity ratio and tangible book value per common share are non-GAAP measures generally used by the financial community to evaluate capital adequacy. Tangible common equity is total equity less preferred equity, goodwill and core deposit intangibles. Tangible assets are total assets less goodwill and core deposit intangibles. Management and many stock analysts use the tangible common equity ratio and tangible book value per common share in conjunction with more traditional bank capital ratios to compare the capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets, typically stemming from the use of the purchase accounting method of accounting for mergers and acquisitions. Neither tangible common equity, nor tangible assets, or related measures should be considered in isolation or as a substitute for stockholders’ equity, total assets or any other measure calculated in accordance with GAAP. Moreover, the manner in which the Corporation calculates its tangible common equity, tangible assets and any other related measures may differ from that of other companies reporting measures with similar names.

Tier 1 Common Equity to Risk-Weighted Assets Ratio

The Tier 1 common equity to risk-weighted assets ratio is calculated by dividing (a) tier 1 capital less non-common elements including qualifying perpetual preferred stock and qualifying trust preferred securities by (b) risk-weighted assets, which assets are calculated in accordance with applicable bank regulatory requirements. The Tier 1 common equity ratio is not required by GAAP or on a recurring basis by applicable bank regulatory requirements. However, this ratio was used by the Federal Reserve in connection with its stress test administered to the 19 largest U.S. bank holding companies under the Supervisory Capital Assessment Program (SCAP), the results of which were announced on May 7, 2009. Management is currently monitoring this ratio, along with the other ratios discussed above, in evaluating the Corporation’s capital levels and believes that, at this time, the ratio may be of interest to investors.

Adjusted Pre-Tax, Pre-Provision Income

One non-GAAP performance metric that management believes is useful in analyzing underlying performance trends, particularly in times of economic stress, is adjusted pre-tax, pre-provision income. Adjusted pre-tax, pre-provision income, as defined by management, represents net (loss) income excluding income tax expense (benefit), the provision for loan and lease losses, gains on sale and other-than-temporary impairments (“OTTI”) of investment securities, as well as certain items identified as unusual, non-recurring or non-operating.

From time to time, revenue and expenses are impacted by items judged by management to be outside of ordinary banking activities and/or by items that, while they may be associated with ordinary banking activities, are so unusually large that management believes that a complete analysis of its Corporation’s performance requires consideration also of results that exclude such amounts. These items result from factors originating outside the Corporation such as regulatory actions/assessments, and may result from unusual management decisions, such as the early extinguishment of debt.

Net Interest Income, Excluding Valuations and on a Tax-Equivalent Basis

Net interest income, interest rate spread and net interest margin are reported on a tax equivalent basis and excluding the unrealized changes in the fair value of derivative instruments and financial liabilities elected to be measured at fair value. The presentation of net interest income excluding valuations provides additional information about the Corporation’s net interest income and facilitates comparability and analysis. The changes in the fair value of derivative instruments and unrealized gains and losses on liabilities measured at fair value have no effect on interest due or interest earned on interest-bearing liabilities or interest-earning assets, respectively. The tax equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a marginal income tax rate. Income from tax-exempt earning assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates. Management believes that it is a standard practice in the banking industry to present net interest income, interest rate spread and net interest margin on a fully tax equivalent basis. This adjustment puts all earning assets, most notably tax-exempt securities and certain loans, on a common basis that facilitates comparison of results to results of peers.

FIRST BANCORP
Condensed Consolidated Statements of Financial Condition

	As of
	March 31,	December 31,
(In thousands, except for share information)	2011	2010
ASSETS

Cash and due from banks	$663,581	$254,723

Money market investments:
Federal funds sold and securities purchased under agreements to sell	5,382	6,236
Time deposits with other financial institutions	1,355	1,346
Other short-term investments	202,976	107,978
Total money market investments	209,713	115,560

Investment securities available for sale, at fair value	2,724,167	2,744,453

Investment securities held to maturity, at amortized cost	-	453,387

Other equity securities	99,060	55,932

Total investment securities	2,823,227	3,253,772

Loans, net of allowance for loan and lease losses of $561,695
(December 31, 2010 - $553,025)	10,528,080	11,102,411
Loans held for sale, at lower of cost or market	305,494	300,766
Total loans, net	10,833,574	11,403,177

Premises and equipment, net	206,863	209,014
Other real estate owned	91,948	84,897
Accrued interest receivable on loans and investments	55,580	59,061
Due from customers on acceptances	598	1,439
Other assets	219,006	211,434
Total assets	$15,104,090	$15,593,077

LIABILITIES

Deposits:
Non-interest-bearing deposits	$707,444	$668,052
Interest-bearing deposits	11,008,992	11,391,058
Total deposits	11,716,436	12,059,110

Securities sold under agreements to repurchase	1,400,000	1,400,000
Advances from the Federal Home Loan Bank (FHLB)	540,440	653,440
Notes payable	27,837	26,449
Other borrowings	231,959	231,959
Bank acceptances outstanding	598	1,439
Accounts payable and other liabilities	159,551	162,721
Total liabilities	14,076,821	14,535,118

STOCKHOLDERS' EQUITY

Preferred Stock, authorized 50,000,000 shares: issued 22,828,174 shares;
outstanding 2,946,046 shares; aggregate liquidation value $487,221	426,724	425,009

Common stock, $0.10 par value, authorized 2,000,000,000 shares; issued 21,963,522 shares	2,196	2,196
Less: Treasury stock (at par value)	(66)	(66)

Common stock outstanding, 21,303,669 shares outstanding	2,130	2,130
Additional paid-in capital	319,482	319,459
Legal surplus	299,006	299,006
Accumulated deficit	(35,497)	(5,363)
Accumulated other comprehensive income	15,424	17,718
Total stockholders' equity	1,027,269	1,057,959
Total liabilities and stockholders' equity	$15,104,090	$15,593,077

FIRST BANCORP
Condensed Consolidated Statements of Loss

	Quarter Ended
	March 31,	December 31,	March 31,
(In thousands, except per share information)	2011	2010	2010

Net interest income:
Interest income	$180,903	$192,806	$220,988
Interest expense	74,624	80,758	104,125
Net interest income	106,279	112,048	116,863
Provision for loan and lease losses	88,732	196,347	170,965
Net interest income (loss) after provision for loan and lease losses	17,547	(84,299)	(54,102)

Non-interest income:
Other service charges on loans	1,718	2,019	1,756
Service charges on deposit accounts	3,332	3,125	3,468
Mortgage banking activities	6,591	2,501	2,500
Net gain (loss) on investments and impairments	19,341	(620)	30,764
Other non-interest income	9,503	6,761	6,838
Total non-interest income	40,485	13,786	45,326

Non-interest expenses:
Employees' compensation and benefits	30,439	28,591	31,728
Occupancy and equipment	15,250	15,537	14,851
Business promotion	2,664	3,561	2,205
Professional fees	5,137	5,863	5,287
Taxes, other than income taxes	3,255	3,274	3,821
Insurance and supervisory fees	15,177	15,363	18,518
Net loss on real estate owned (REO) operations	5,500	7,471	3,693
Other non-interest expenses	5,444	7,843	11,259
Total non-interest expenses	82,866	87,503	91,362

Loss before income taxes	(24,834)	(158,016)	(100,138)
Income tax expense	(3,586)	(93,420)	(6,861)

Net loss	$(28,420)	$(251,436)	$(106,999)

Net loss attributable to common stockholders	$(35,438)	$(269,871)	$(113,151)

Net loss attributable to common stockholders diluted	$(35,438)	$(269,871)	$(113,151)

Net loss per common share:

Basic	$(1.66)	$(12.67)	$(18.34)
Diluted	$(1.66)	$(12.67)	$(18.34)

About First BanCorp

First BanCorp is the parent corporation of FirstBank Puerto Rico, a state-chartered commercial bank with operations in Puerto Rico, the Virgin Islands and Florida, and of FirstBank Insurance Agency. First BanCorp and FirstBank Puerto Rico all operate within U.S. banking laws and regulations. The Corporation operates a total of 159 branches, stand-alone offices and in-branch service centers throughout Puerto Rico, the U.S. and British Virgin Islands, and Florida. Among the subsidiaries of FirstBank Puerto Rico are First Federal Finance Corp., a small loan company; FirstBank Puerto Rico Securities, a broker-dealer subsidiary; First Management of Puerto Rico; and FirstMortgage, Inc., a mortgage origination company. In the U.S. Virgin Islands, FirstBank operates First Express, a small loan company. First BanCorp’s common and publicly-held preferred shares trade on the New York Stock Exchange under the symbols FBP, FBPPrA, FBPPrB, FBPPrC, FBPPrD and FBPPrE. Additional information about First BanCorp may be found at www.firstbankpr.com.

Safe Harbor

This press release may contain “forward-looking statements” concerning the Corporation’s future economic performance. The words or phrases “expect,” “anticipate,” “look forward,” “should,” “believes” and similar expressions are meant to identify “forward-looking statements” within the meaning of Section 27A of the Private Securities Litigation Reform Act of 1995, and are subject to the safe harbor created by such section. The Corporation wishes to caution readers not to place undue reliance on any such “forward-looking statements,” which speak only as of the date made, and to advise readers that various factors, including, but not limited to, uncertainty about whether the Corporation will be able to fully comply with the written agreement dated June 3, 2010 that the Corporation entered into with the Federal Reserve Bank of New York (“FED”) and the order dated June 2, 2010 (the “Order”) that FirstBank Puerto Rico entered into with the FDIC and the Office of the Commissioner of Financial Institutions of Puerto Rico that, among other things, require FirstBank to attain certain capital levels and reduce its special mention, classified, delinquent and non-accrual assets; uncertainty as to whether the Corporation will be able to issue $350 million of equity so as to meet the remaining continuing substantive condition necessary to compel the U.S. Treasury to convert into common stock the shares of Series G Preferred Stock that the Corporation issued to the U.S. Treasury; uncertainty as to whether the Corporation will be able to complete any other future capital-raising efforts; uncertainty as to the availability of certain funding sources, such as retail brokered CDs; the Corporation’s reliance on brokered CDs and its ability to obtain, on a periodic basis, approval from the FDIC to issue brokered CDs to fund operations and provide liquidity in accordance with the terms of the Order; the risk of not being able to fulfill the Corporation’s cash obligations or pay dividends to its shareholders in the future due to its inability to receive approval from the FED to receive dividends from FirstBank Puerto Rico; the risk of being subject to possible additional regulatory actions; the strength or weakness of the real estate markets and of the consumer and commercial credit sectors and their impact on the credit quality of the Corporation’s loans and other assets, including the Corporation’s construction and commercial real estate loan portfolios, which have contributed and may continue to contribute to, among other things, the increase in the levels of non-performing assets, charge-offs and the provision expense and may subject the Corporation to further risk from loan defaults and foreclosures; adverse changes in general economic conditions in the United States and in Puerto Rico, including the interest rate scenario, market liquidity, housing absorption rates, real estate prices and disruptions in the U.S. capital markets, which may reduce interest margins, impact funding sources and affect demand for all of the Corporation’s products and services and the value of the Corporation’s assets; an adverse change in the Corporation’s ability to attract new clients and retain existing ones; a decrease in demand for the Corporation’s products and services and lower revenues and earnings because of the continued recession in Puerto Rico and the current fiscal problems and budget deficit of the Puerto Rico government; uncertainty about regulatory and legislative changes for financial services companies in Puerto Rico, the United States and the U.S. and British Virgin Islands, which could affect the Corporation’s financial performance and could cause the Corporation’s actual results for future periods to differ materially from prior results and anticipated or projected results; uncertainty about the effectiveness of the various actions undertaken to stimulate the United States economy and stabilize the United States financial markets, and the impact such actions may have on the Corporation's business, financial condition and results of operations; changes in the fiscal and monetary policies and regulations of the federal government, including those determined by the Federal Reserve System, the FDIC, government-sponsored housing agencies and local regulators in Puerto Rico and the U.S. and British Virgin Islands; the risk of possible failure or circumvention of controls and procedures and the risk that the Corporation’s risk management policies may not be adequate; the risk that the FDIC may further increase the deposit insurance premium and/or require special assessments to replenish its insurance fund, causing an additional increase in the Corporation’s non-interest expense; risks of not being able to recover the assets pledged to Lehman Brothers Special Financing, Inc.; impact to the Corporation’s results of operations and financial condition associated with acquisitions and dispositions; a need to recognize additional impairments on financial instruments or goodwill relating to acquisitions; the adverse effect of litigation; risks that further downgrades in the credit ratings of the Corporation’s long-term senior debt will adversely affect the Corporation’s ability to make future borrowings; general competitive factors and industry consolidation; and the possible future dilution to holders of common stock resulting from additional issuances of common stock or securities convertible into common stock. The Corporation does not undertake, and specifically disclaims any obligation, to update any “forward-looking statements” to reflect occurrences or unanticipated events or circumstances after the date of such statements.

EXHIBIT A

Table 1 – Selected Financial Data

(In thousands, except for per share and financial ratios)	Quarter Ended
	March 31,		December 31,		March 31,
	2011		2010		2010
Condensed Income Statements:
Total interest income	180,903		192,806		220,988
Total interest expense	74,624		80,758		104,125
Net interest income	106,279		112,048		116,863
Provision for loan and lease losses	88,732		196,347		170,965
Non-interest income	40,485		13,786		45,326
Non-interest expenses	82,866		87,503		91,362
Loss before income taxes	(24,834)		(158,016)		(100,138)
Income tax expense	(3,586)		(93,420)		(6,861)
Net loss	(28,420)		(251,436)		(106,999)
Net loss attributable to common stockholders	(35,438)		(269,871)		(113,151)

Per Common Share Results (1):
Net loss per share basic	$(1.66)		$(12.67)		$(18.34)
Net loss per share diluted	$(1.66)		$(12.67)		$(18.34)
Cash dividends declared	$-		$-		$-
Average shares outstanding	21,303		21,303		6,168
Average shares outstanding diluted	21,303		21,303		6,168
Book value per common share	$28.19		$29.71		$90.59
Tangible book value per common share (2)	$26.24		$27.73		$83.45

Selected Financial Ratios (In Percent):

Profitability:
Return on Average Assets	(0.75)		(6.16)		(2.25)
Interest Rate Spread (3)	2.63		2.60		2.45
Net Interest Margin (3)	2.89		2.88		2.73
Return on Average Total Equity	(11.09)		(76.41)		(27.07)
Return on Average Common Equity	(23.42)		(120.42)		(68.06)
Average Total Equity to Average Total Assets	6.76		8.06		8.30
Tangible common equity ratio (2)	3.71		3.80		2.74
Dividend payout ratio	-		-		-
Efficiency ratio (4)	56.46		69.54		56.33

Asset Quality:
Allowance for loan and lease losses to loans receivable	5.06		4.74		4.33
Net charge-offs (annualized) to average loans	2.74		8.27	(5)	3.65
Provision for loan and lease losses to net charge-offs	110.83		77.96	(6)	138.12
Non-performing assets to total assets	9.34	(7)	9.96	(7)	9.49
Non-performing loans held for investment to total loans held for investment	11.12		10.63		12.35
Allowance to total non-performing loans held for investment	45.55		44.64		35.09
Allowance to total non-performing loans held for investment excluding residential real estate loans	66.78		65.30		48.24

Other Information:
Common Stock Price: End of period	$5.00		$6.90		$36.15

1 - All share and per share data have been adjusted to retroactively reflect the 1-for-15 reverse stock split effected January 7, 2011.
2- Non-GAAP measure. See page 17 for GAAP to Non-GAAP reconciliations.
3- On a tax-equivalent basis. See page 5 for GAAP to Non-GAAP reconciliations and refer to discussions in Table 2 below.
4- Non-interest expenses to the sum of net interest income and non-interest income. The denominator includes non-recurring income and changes in the fair value of derivative instruments and financial liabilities measured at fair value.

5- Net charge-offs to average loans, excluding impact associated with loans transferred to held for sale, was 2.96% for the quarter ended December 31, 2010.
6- Provision for loan and lease losses to net charge-offs, excluding the impact of loans transferred to held for sale, was 107.63% for the quarter ended December 31, 2010.
7- Non-performing assets, excluding non-performing loans held for sale, to total assets, excluding non-performing loans transferred to held for sale, was 9.30% and 9.03% as of March 31, 2011 and December 31, 2010, respectively.

Table 2 – Quarterly Statement of Average Interest-Earning Assets and Average Interest-Bearing Liabilities (On a Tax Equivalent Basis)

(Dollars in thousands)
	Average volume			Interest income (1) / expense			Average rate (1)
	March 31,	December 31,	March 31,	March 31,	December 31,	March 31,	March 31,	December 31,	March 31,
Quarter ended	2011	2010	2010	2011	2010	2010	2011	2010	2010

Interest-earning assets:
Money market & other short-term investments	$488,087	$568,407	$904,600	$309	$478	$436	0.26%	0.33%	0.20%
Government obligations (2)	1,344,053	1,404,304	1,283,568	6,189	7,466	8,820	1.87%	2.11%	2.79%
Mortgage-backed securities	1,701,179	1,827,339	3,266,239	17,005	18,096	40,582	4.05%	3.93%	5.04%
Corporate bonds	2,000	2,000	2,000	29	29	29	5.88%	5.75%	5.88%
FHLB stock	51,332	60,105	68,380	713	836	843	5.63%	5.52%	5.00%
Equity securities	24,662	1,377	1,802	1	-	15	0.02%	0.00%	3.38%
Total investments (3)	3,611,313	3,863,532	5,526,589	24,246	26,905	50,725	2.72%	2.76%	3.72%
Residential mortgage loans	3,262,780	3,397,444	3,554,096	47,844	49,456	53,599	5.95%	5.78%	6.12%
Construction loans	811,530	1,099,244	1,483,314	6,377	7,348	8,753	3.19%	2.65%	2.39%
C&I and commercial mortgage loans	5,907,727	5,953,586	6,652,754	58,191	64,298	67,404	3.99%	4.28%	4.11%
Finance leases	278,642	286,572	313,899	5,694	5,913	6,343	8.29%	8.19%	8.20%
Consumer loans	1,411,940	1,448,665	1,565,404	40,520	42,477	44,820	11.64%	11.63%	11.61%
Total loans (4) (5)	11,672,619	12,185,511	13,569,467	158,626	169,492	180,919	5.51%	5.52%	5.41%
Total interest-earning assets	$15,283,932	$16,049,043	$19,096,056	$182,872	$196,397	$231,644	4.85%	4.86%	4.92%

Interest-bearing liabilities:
Brokered CDs	$6,019,057	$6,429,232	$7,452,195	$32,769	$35,661	$44,382	2.21%	2.20%	2.42%
Other interest-bearing deposits	5,238,157	5,171,779	4,678,391	21,290	22,319	21,583	1.65%	1.71%	1.87%
Loans payable	-	-	804,444	-	-	2,177	0.00%	0.00%	1.10%
Other borrowed funds	1,660,759	1,660,662	3,004,155	15,222	15,388	27,300	3.72%	3.68%	3.69%
FHLB advances	576,729	775,103	971,596	4,745	6,577	7,694	3.34%	3.37%	3.21%
Total interest-bearing liabilities (6)	$13,494,702	$14,036,776	$16,910,781	$74,026	$79,945	$103,136	2.22%	2.26%	2.47%
Net interest income				$108,846	$116,452	$128,508
Interest rate spread							2.63%	2.60%	2.45%
Net interest margin							2.89%	2.88%	2.73%

1- On a tax-equivalent basis. The tax-equivalent yield was estimated by dividing the interest rate spread on exempt assets by 1 less Puerto Rico statutory tax rate (30% for the Corporation's subsidiaries other than IBEs and 25% for the Corporation's IBEs in 2011; 40.95% for the Corporation's subsidiaries other than IBEs and 35.95% for the Corporation's IBEs in 2010) and adding to it the cost of interest-bearing liabilities. When adjusted to a tax-equivalent basis, yields on taxable and exempt assets are comparable. Changes in the fair value of derivative instruments and unrealized gains or losses on liabilities measured at fair value are excluded from interest income and interest expense because the changes in valuation do not affect interest paid or received.

2- Government obligations include debt issued by government sponsored agencies.

3- Unrealized gains and losses in available-for-sale securities are excluded from the average volumes.

4- Average loan balances include the average of total non-performing loans.

5- Interest income on loans includes $2.2 million, $2.6 million and $3.1 million for the first quarter of 2011, fourth quarter of 2010 and first quarter of 2010, respectively, of income from prepayment penalties and late fees related to the Corporation's loan portfolio.

6- Unrealized gains and losses on liabilities measured at fair value are excluded from the average volumes.

Table 3 - Non-Interest Income
	Quarter Ended
	March 31,	December 31,	March 31,
(In thousands)	2011	2010	2010

Other service charges on loans	$1,718	$2,019	$1,756
Service charges on deposit accounts	3,332	3,125	3,468
Mortgage banking activities	6,591	2,501	2,500
Insurance income	1,333	1,673	2,275
Broker-dealer income	48	121	207
Other operating income	8,122	4,967	4,356

Non-interest income before net gain on investments
and loss on early extinguishment of repurchase agreements	21,144	14,406	14,562

Proceeds from securities litigation settlement	631	-	-
Gain on VISA shares	-	-	10,668
Net (loss) gain on sale of investments	18,710	(38)	20,696
OTTI on equity securities	-	-	(600)
OTTI on debt securities	-	(582)	-
Net gain on investments	19,341	(620)	30,764

	$40,485	$13,786	$45,326

Table 4 - Non-Interest Expenses
	Quarter Ended
	March 31,	December 31,	March 31,
(In thousands)	2011	2010	2010

Employees' compensation and benefits	$30,439	$28,591	$31,728
Occupancy and equipment	15,250	15,537	14,851
Deposit insurance premium	13,465	13,568	16,653
Other taxes, insurance and supervisory fees	4,967	5,069	5,686
Professional fees - recurring	4,180	5,282	4,529
Professional fees - non-recurring	957	581	758
Servicing and processing fees	2,211	2,233	2,008
Business promotion	2,664	3,561	2,205
Communications	1,878	1,977	2,114
Net loss on REO operations	5,500	7,471	3,693
Other	1,355	3,633	7,137
Total	$82,866	$87,503	$91,362

Table 5 – Selected Balance Sheet Data

(In thousands)	As of
	March 31,	December 31,
	2011	2010
Balance Sheet Data:
Loans, including loans held for sale	$11,395,269	$11,956,202
Allowance for loan and lease losses	561,695	553,025
Money market and investment securities	3,032,940	3,369,332
Intangible assets	41,552	42,141
Deferred tax asset, net	7,669	9,269
Total assets	15,104,090	15,593,077
Deposits	11,716,436	12,059,110
Borrowings	2,200,236	2,311,848
Total preferred equity	426,724	425,009
Total common equity	585,121	615,232
Accumulated other comprehensive income, net of tax	15,424	17,718
Total equity	1,027,269	1,057,959

Table 6 – Loan Portfolio

Composition of the loan portfolio including loans held for sale at period end.

(In thousands)	As of
	March 31,	December 31,
	2011	2010

Residential mortgage loans	$2,896,692	$3,417,417

Commercial loans:
Construction loans	682,245	700,579
Commercial mortgage loans	1,588,768	1,670,161
Commercial and Industrial loans (1)	3,977,301	3,861,545
Loans to local financial institutions collateralized by real estate mortgages	285,359	290,219
Commercial loans	6,533,673	6,522,504

Finance leases	272,392	282,904

Consumer loans	1,387,018	1,432,611
Loans receivable	11,089,775	11,655,436
Loans held for sale	305,494	300,766
Total loans	$11,395,269	$11,956,202

1 - As of March 31, 2011, includes $1.7 billion of commercial loans that are secured by real estate but are not dependent upon the real estate for repayment.

Table 7 – Loan Portfolio by Geography

(In thousands)	As of March 31, 2011
	Puerto Rico	Virgin Islands	Florida	Consolidated

Residential mortgage loans	$2,147,770	$426,530	$322,392	$2,896,692

Commercial loans:
Construction loans	423,800	188,027	70,418	682,245
Commercial mortgage loans	1,063,541	66,975	458,252	1,588,768
Commercial and Industrial loans	3,750,455	198,457	28,389	3,977,301
Loans to a local financial institution collateralized by real estate mortgages	285,359	-	-	285,359
Commercial loans	5,523,155	453,459	557,059	6,533,673

Finance leases	272,392	-	-	272,392

Consumer loans	1,289,627	66,615	30,776	1,387,018
Loans receivable	9,232,944	946,604	910,227	11,089,775

Loans held for sale	299,493	6,001	-	305,494
Total loans	$9,532,437	$952,605	$910,227	$11,395,269

Table 8 – Non-Performing Assets

(Dollars in thousands)	March 31,	December 31,
	2011	2010
Non-performing loans held for investment:
Residential mortgage	$391,962	$392,134
Commercial mortgage	129,828	217,165
Commercial and Industrial	327,477	317,243
Construction	341,179	263,056
Consumer and Finance leases	42,605	49,391
Total non-performing loans held for investment	1,233,051	1,238,989

REO	91,948	84,897
Other repossessed property	15,125	14,023
Investment securities (1)	64,543	64,543
Total non-performing assets, excluding loans held for sale	$1,404,667	$1,402,452

Non-performing loans held for sale	5,454	159,321
Total non-performing assets, including loans held for sale	$1,410,121	$1,561,773

Past due loans 90 days and still accruing	$154,299	$144,114
Allowance for loan and lease losses	$561,695	$553,025
Allowance to total non-performing loans held for investment	45.55%	44.64%
Allowance to total non-performing loans held for investment, excluding residential real estate loans	66.78%	65.30%

(1) Collateral pledged with Lehman Brothers Special Financing, Inc.

Table 9 – Non-Performing Assets by Geography

(Dollars in thousands)	March 31,	December 31,
	2011	2010
Puerto Rico:
Non-performing loans held for investment:
Residential mortgage	$335,919	$330,737
Commercial mortgage	87,655	177,617
Commercial and Industrial	319,541	307,608
Construction	180,041	196,948
Finance leases	3,632	3,935
Consumer	36,648	43,241
Total non-performing loans held for investment	963,436	1,060,086

REO	70,416	67,488
Other repossessed property	14,949	13,839
Investment securities	64,543	64,543
Total non-performing assets, excluding loans held for sale	$1,113,344	$1,205,956
Non-performing loans held for sale	5,454	159,321
Total non-performing assets, including loans held for sale	$1,118,798	$1,365,277
Past due loans 90 days and still accruing	$140,180	$142,756

Virgin Islands:
Non-performing loans held for investment:
Residential mortgage	$10,249	$9,655
Commercial mortgage	8,233	7,868
Commercial and Industrial	5,572	6,078
Construction	117,153	16,473
Consumer	1,052	927
Total non-performing loans held for investment	142,259	41,001

REO	3,034	2,899
Other repossessed property	151	108
Total non-performing assets, excluding loans held for sale	$145,444	$44,008
Non-performing loans held for sale	-	-
Total non-performing assets, including loans held for sale	$145,444	$44,008
Past due loans 90 days and still accruing	$10,734	$1,358

Florida:
Non-performing loans held for investment:
Residential mortgage	$45,794	$51,742
Commercial mortgage	33,940	31,680
Commercial and Industrial	2,364	3,557
Construction	43,985	49,635
Consumer	1,273	1,288
Total non-performing loans held for investment	127,356	137,902

REO	18,498	14,510
Other repossessed property	25	76
Total non-performing assets, excluding loans held for sale	$145,879	$152,488
Non-performing loans held for sale	-	-
Total non-performing assets, including loans held for sale	$145,879	$152,488
Past due loans 90 days and still accruing	$3,385	$-

Table 10 – Allowance for Loan and Lease Losses

Quarter Ended
(Dollars in thousands)	March 31,	December 31,	March 31,
2011	2010	2010

Allowance for loan and lease losses, beginning of period	$553,025	$608,526	$528,120
Provision (recovery) for loan and lease losses:
Residential mortgage	6,327	13,876	28,739
Commercial mortgage	13,381	40,642	(1)	37,560
Commercial and Industrial	41,486	2,011	(2)	(7,685)
Construction	22,463	125,361	(3)	99,300
Consumer and finance leases	5,075	14,457	13,051
Total provision for loan and lease losses	88,732	196,347	170,965
Loans net charge-offs:
Residential mortgage	(5,161)	(18,644)	(13,346)
Commercial mortgage	(31,104)	(32,829)	(4)	(19,297)
Commercial and Industrial	(16,288)	(28,752)	(5)	(23,776)
Construction	(17,238)	(158,311)	(6)	(53,215)
Consumer and finance leases	(10,271)	(13,312)	(14,148)
Net charge-offs	(80,062)	(251,848)	(123,782)
Allowance for loan and lease losses, end of period	$561,695	$553,025	$575,303

Allowance for loan and lease losses to period end total loans receivable	5.06%	4.74%	4.33%
Net charge-offs (annualized) to average loans outstanding during the period	2.74%	8.27%	(7)	3.65%
Provision for loan and lease losses to net charge-offs during the period	1.11	x	0.78	x	(8)	1.38x

(1) Includes provision of $11.3 million associated with loans transferred to held for sale.
(2) Includes provision of $8.6 million associated with loans transferred to held for sale.
(3) Includes provision of $83.0 million associated with loans transferred to held for sale.
(4) Includes net charge-offs totaling $29.5 million associated with loans transferred to held for sale.
(5) Includes net charge-offs totaling $8.6 million associated with loans transferred to held for sale.
(6) Includes net charge-offs totaling $127.0 million associated with loans transferred to held for sale.
(7) Net charge-offs, excluding charge-offs related to loans transferred to held for sale, to average loans outstanding during the fourth quarter of 2010 was 2.96%.
(8) Provision for loan and lease losses to net charge-offs, excluding impact of loans transferred to held for sale for the fourth quarter of 2010 was 1.08x.

Table 11 – Net Charge-Offs to Average Loans

	Quarter Ended	Year ended
	March 31,	December 31,		December 31,	December 31,	December 31,
	2011	2010		2009	2008	2007

Residential mortgage	0.63%	1.80%	(1)	0.82%	0.19%	0.03%

Commercial mortgage	7.37%	5.02%	(2)	1.64%	0.27%	0.10%

Commercial and Industrial	1.54%	2.16%	(3)	0.72%	0.59%	0.26%

Construction	8.50%	23.80%	(4)	11.54%	0.52%	0.26%

Consumer and finance leases	2.43%	2.98%		3.05%	3.19%	3.48%

Total loans	2.74%	4.76%	(5)	2.48%	0.87%	0.79%

(1) Includes net charge-offs totaling $7.8 million associated with non-performing residential mortgage loans sold in a bulk sale.
(2) Includes net charge-offs totaling $29.5 million associated with loans transferred to held for sale. Commercial mortgage net charge-offs to average loans, excluding charge-offs associated with loans transferred to held for sale, was 3.38%.

(3) Includes net charge-offs totaling $8.6 million associated with loans transferred to held for sale. Commercial and Industrial net charge-offs to average loans, excluding charge-offs associated with loans transferred to held for sale, was 1.98%.

(4) Includes net charge-offs totaling $127.0 million associated with loans transferred to held for sale. Construction net charge-offs to average loans, excluding charge-offs associated with loans transferred to held for sale, was 18.93%.

(5) Includes net charge-offs totaling $165.1 million associated with loans transferred to held for sale. Total net charge-offs to average loans, excluding charge-offs associated with loans transferred to held for sale, was 3.60%.

CONTACT:

First BanCorp
Alan Cohen, 787-729-8256
Senior Vice President
Marketing and Public Relations
alan.cohen@firstbankpr.com